An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular

Subject to Completion. Dated January 25, 2018

FINN POWER ENERGY CORPORATION

$19,999,998.60

2,971,768 SHARES OF COMMON STOCK

$6.73 PER SHARE

This is the initial public offering of securities of Finn Power Energy Corporation, a Delaware corporation. We are offering 2,932,168 shares of our common stock, par value $0.0001 (“Common Stock”) at an offering price of $6.73 per share (the “Shares” or “Offered Shares”). We expect to offer Offered Shares in this offering until it raises the maximum amount being offered. There is no minimum purchase requirement per investor.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 9 of this Offering Circular.

We are offering up to 2,971,768 shares of our Common Stock at $6.73 per share. There is no minimum investment in the Offered Shares. We expect to offer Offered Shares in this offering until it raises the maximum amount being offered.

Prior to this offering, there has been no public market for the Company’s common stock. No assurances can be given that a public market will develop following completion of this offering or that, if a market does develop, it will be sustained. The offering price for the Offered Shares has been arbitrarily determined by the Company and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company. The Shares will become tradable on the qualification date of this Offering Circular.

We are offering our shares without the use of an exclusive placement agent, however, we may engage various securities brokers to place shares in this offering with investors for commissions of up to 10% of the gross proceeds.

See “Risk Factors” to read about factors you should consider before buying shares of common stock.

As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Offered Shares. Our Officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 9 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

	Per Share	Total Maximum (2)
Public Offering Price (1)	$6.73	$19,999,998.60
Underwriting Discounts and Commissions (3)	$0	$0
Proceeds to Us from this Offering to the Public (Before Expenses (4))	$6.73	$19,999,998.60

(1)	We are offering shares on a continuous basis. See “Distribution – Continuous Offering.

(2)	This is a “best efforts” offering. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds. See “How to Subscribe.”

(3)	We are offering these securities without an underwriter.

(4)	Excludes estimated total Offering expenses, including underwriting discount and commissions, will be approximately $0 assuming the maximum offering amount is sold.

Our Board of Directors used its business judgment in setting a value of $6.73 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

No sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The date of this Offering Circular is January 25, 2018.

This offering is being made on a self-underwritten basis without the use of an exclusive placement agent, however, we may engage various securities brokers to place shares in this offering with investors on a commission basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Management will make its best effort to fill the subscription in NY, CT, MA, DC, IL, TX, CA, WA, NV, and VA. However, in the event that management is unsuccessful in raising the required funds in these states, the Company may file a post qualification amendment to include additional jurisdictions that Management has determined to be in the best interest of the Company for the purpose of raising the maximum offer. In the event that the Offering Circular is fully subscribed, any additional subscriptions shall be rejected and returned to the subscribing party along with any funds received.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by check, wire transfer or ACH. Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead. The Company has not currently engaged any party for the public relations or promotion of this offering. As of the date of this filing, there are no additional offers for shares, nor any options, warrants, or other rights for the issuance of additional shares except those described herein.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to “Finn Power,” “Finn Power Energy Corporation”, “we”, the “Company”, “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Finn Power Energy Corporation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	The speculative nature of the business we intend to develop;

●	Our ability to successfully develop material revenue streams from our developmental activities, many of which are close to start up and not operating at the present time.

●	Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a “going concern;”

●	Our ability to effectively execute our business plan;

●	Our ability to manage our expansion, growth and operating expenses;

●	Our ability to finance our businesses;

●	Our ability to promote our businesses;

●	Our ability to compete and succeed in highly competitive and evolving businesses;

●	Our ability to respond and adapt to changes in technology and customer behavior; and

●	Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

History

Finn Power Energy Corporation, formerly known as Pearl Island Acquisition Corporation (“Finn Power” or the “Company”), was incorporated in Delaware on April 4, 2016 and filed a registration statement on Form 10 with the Securities and Exchange Commission on May 2, 2016 and became a public reporting company sixty days thereafter; provided, however, the Company filed a Form 15 on January 6, 2017 terminating its registration as a public reporting company.

In June 2016, Pearl Island Acquisition Corporation changed its name to Finn Power Energy Corporation pursuant to a change of control with the resignation of the then officers and directors, redemption of 19,500,000 shares of the 20,000,000 outstanding shares of its common stock, the appointment of new officers and directors and the issuance of 5,000,000 shares of common stock to the new shareholders of the Company.

The Company’s offices are located at 48 Wall Street, Suite 1100, New York, New York 10005 United States. The Company’s main phone number is (212) 203-7229. The Company’s fiscal year end is December 31. We maintain a website at http://www.fpecorp.net/. We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Offering Circular.

Business Summary

Finn Power Energy Corporation is a group of energy companies that operates and develops power plant projects located primarily in South-East Asia, with future plans to potentially expand its business to opportunities in other regions. Finn Power Energy Corporation’s business model is to generate a steady revenue stream from its power plants, strengthen relationships with strategic partners and to expand its portfolio to increase its revenue base. The proceeds of this offering will be used primarily to fund current operations, acquire and/or facilitate the development of new power generation plants and/or for general corporate purposes, including the cost of this offering.

Summary of Operations

Finn Power Energy Corporation operates through its subsidiaries PT. Soma Power Indonesia (PT SPI) and PT Soma Daya Utama (PT SDU), two Indonesian entities that design, own and operate 100 MW hydroelectric and 2x31MW coal-fired power plants, respectively, in Indonesia. Both PT. Soma Power Indonesia and PT Soma Daya Utama primarily engage in the generation of electricity for the sales and distribution to the local industries, businesses and residents. Through the synergistic integration of these companies, we believe we can achieve higher operating profits than the industry average. The Company believes that this should lead to greater returns on invested capital.

Risks and Uncertainties facing the Company

As an early-stage company, the Company has limited operating history and has only recently begun to operations and has in the past experienced losses. The Company needs to continue to build upon its recent success in increasing its revenue or locate additional financing in order to continue its developmental plans. As a company in the early part of its life, management of the Company must develop and market its technologies in order to execute the business plan of the Company on a broad scale.

One of the biggest challenges facing the Company will be in securing adequate capital to maintain our operations and implement effective sales, marketing and distribution strategies to reach our intended end customers. The Company has considered and devised its initial sales, marketing and advertising strategy, however, the Company will need to skillfully implement this strategy in order to achieve success in its business.

Due to financial constraints and the early stage of the Company’s life, the Company has to date conducted limited advertising and marketing to reach customers. To date, the Company has relied upon a small number of customers. In addition, the Company has not yet located the sources of funding to develop the Company on a broader scale through acquisitions or other major partnerships. If the Company is unable to locate such financing and/or encounters difficulty with its current customer relationships, it will face headwinds in its attempts to develop strong and reliable sources of potential customers and a means to efficiently reach buyers and customers, which will make it much more difficult for the Company to develop its operations to return revenue sufficient to further develop its business plan. Moreover, the above assumes that the Company’s services are consistently met with client satisfaction in the marketplace and exhibit steady success amongst the potential customer base, neither of which is reasonably predictable or guaranteed.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The Board of Directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company’s earnings, capital requirements and other factors.

Trading Market

Currently, there is no trading market for the securities of the Company. The Company intends to initially apply for admission to quotation of its securities on the OTC Pink Market as soon as possible which may be while this offering is still in process. There can be no assurance that the Company will qualify for quotation of its securities on the OTC Pink Market.

THE OFFERING

Issuer:	Finn Power Energy Corporation

Securities offered:	A maximum of 2,971,768 shares of our common stock, par value $0.0001 (“Common Stock”) at an offering price of $6.73 per share (the “Offered Shares”).

Number of shares of Common Stock outstanding before the Offering:	20,000,000 shares of Common Stock

Number of shares of Common Stock to be outstanding after the Offering:	22,971,768 shares of Common Stock, if the maximum amount of Offered Shares are sold

Price per share:	$6.73

Maximum offering amount:	2,971,768 shares at $6.73 per share, or $19,999,998.60.

Trading Market:	Currently, there is no trading market for the securities of the Company. The Company intends to initially apply for admission to quotation of its securities on the OTC Pink Market as soon as possible which may be while this offering is still in process. There can be no assurance that the Company will qualify for quotation of its securities on the OTC Pink Market.

Use of proceeds:	If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses) will be $19,999,998.60. We will use these net proceeds for acquisitions and working capital and other general corporate purposes.

Risk factors:

Investing in our Common Stock involves a high degree of risk, including, but not limited to:

Speculative nature of our business.

Competition.

Long sales lead time.

Our need for more capital.

Risks of government programs and regulations in our business.

Risk of new technology.

Immediate and substantial dilution.

Limited market for our stock.

Dilution.

Use of Forward-Looking Statements

Investors are advised to read and pay careful attention to the section on Risk Factors.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this Offering Circular, before purchasing our Common Stock. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements”.

Risks Relating to Our Businesses

Risks of Hydroelectric and Coal Assets

Speculative nature and hazards of hydroelectric and coal energy production activities.

The operation and development of properties related to the production of energy from hydroelectric and coal power sources is not an exact science and involves a high degree of risk. There is no assurance that our activities in the hydroelectric and coal power industry will yield sufficient production or other operating revenues that will allow us to remain profitable. We may be subject to liability for pollution and other damages and will be subject to statutes and regulations relating to environmental matters. Although we may obtain and maintain the insurance coverage and amounts we deem appropriate, we may suffer losses due to hazards against which we cannot insure or against which we may elect not to insure.

Importance of Future Prices, Supply and Demand for Energy.

Revenues generated from our energy production activities in the hydroelectric and coal industries will be highly dependent upon the future prices and demand for energy. Factors which may affect prices and demand for energy include, but are not limited to, the worldwide supply of energy; the price of energy globally; consumer demand for energy; the price and availability of alternative fuels; government regulation; and general, national and worldwide economic political conditions.

Markets for Sale of Production.

Our ability to market the energy that we produce will depend on numerous factors beyond our control, the effect of which cannot be accurately predicted or anticipated. Some of these factors include, without limitation, the availability of a ready market, the effect of government regulation of production, operations, transportation and sales, and general national and worldwide economic conditions. There is no assurance that we will be able to market any energy we produced, or, if such energy production is marketed, that we can obtain favorable prices.

Price Control and Possible Energy Legislation.

There are currently no applicable government price controls on our production so that sales of our energy can be made at uncontrolled market prices. However, there can be no assurance that applicable governmental authorities will not enact controls at any time. No prediction can be made as to what additional energy legislation may be proposed, if any, nor which bills may be enacted nor when any such bills, if enacted, would become effective.

Environmental Regulations.

The operation of hydroelectric and coal-fired power plants are subject to various laws and regulations designed to protect the environment. Various governmental agencies are considering, and some have adopted, laws and regulations regarding environmental control which could adversely affect our business. Compliance with such legislation and regulations, together with any penalties resulting from noncompliance therewith, will increase the cost of energy production at our plants.

Government Regulation.

The energy business is subject to extensive governmental regulation under which, among other things, rates of production may be fixed. Governmental regulation also may limit or otherwise affect the market for our energy production and the price which may be paid for that production. Governmental regulations relating to environmental matters could also affect our operations. The nature and extent of various regulations, the nature of other political developments and their overall effect upon us are not predictable.

Industry and geographical concentration.

Unfavorable conditions in our markets, unfavorable events that affect our assets, or unfavorable events affecting energy production from hydroelectric and coal sources could materially affect us.

Price declines may result in reduced profits.

Commodity prices have a significant impact on the present value of our operations. To the extent the price of energy declines indicate a reduction of the estimated useful life or estimated future cash flows of our assets, our assets may be impaired.

Prices and markets for energy are unpredictable and tend to fluctuate significantly, which could reduce the value of our assets.

Energy is a commodities whose prices are determined based on world demand, supply, and other factors, all of which are beyond our control. World prices for energy have fluctuated widely in recent years. We expect that prices will continue to fluctuate in the future. Price fluctuations will have a significant impact on our revenue, the return from our reserves and on our financial condition generally. Price fluctuations for energy may also impact the investment market for companies engaged in our industry. Decreases in the prices of energy may have a material adverse effect on our assets and our cash flows.

Our assets may not be insured against all of the operating hazards to which they are exposed.

Our operations are subject to the usual hazards incident to the production of energy from hydroelectric and coal sources. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage, clean-up responsibilities, regulatory investigation and penalties, and suspension of operations, all of which could result in a substantial loss. We may maintain insurance against some, but not all, of the risks described above. Such insurance may not be adequate to cover losses or liabilities. Also, we cannot give assurance of the continued availability of insurance at premium levels that justify its purchase.

Technology Risks
______

Ability to develop commercial products.

The Company cannot predict that it will be successful in developing commercially ready products for any of the technology in the near future or at any time.

Rapid technological changes.

The industries in which the Company intends to compete with are subject to rapid technological changes. No assurances can be given that the technological advantages which may be enjoyed by the Company in respect of their technologies cannot or will not be overcome by technological advances in the respective industries rendering the Company’s technologies obsolete or non-competitive.

Lack of indications of commercial acceptability.

The success of the Company will be dependent upon its ability to develop commercially acceptable products and to sell such products in quantities sufficient to yield profitable results. To date, the Company has received no indications of the commercial acceptability of any of its proposed products. Accordingly, the Company cannot predict whether its products can be marketed and sold in a commercial manner.

Competition

Although management believes its business will have significant competitive advantages to it competitors in its respective industry, with respect to such products, the Company will be competing in industries, such as the energy production industry, where enormous competition exists. Competitors in these industries have greater financial, engineering and other resources than the Company. No assurances can be given that any advances or developments made by such companies will not supersede the competitive advantages of the Company’s products.

Protection of intellectual property.

The success of the Company will be dependent, in part, upon the protection of its various proprietary technologies from competitive use. Certain of its technologies are the subject of various patents in varying jurisdictions. In addition to the patent applications, the Company relies on a combination of trade secrets, nondisclosure agreements and other contractual provisions to protect its intellectual property rights. Nevertheless, these measures may be inadequate to safeguard the Company’s underlying technologies. If these measures do not protect the intellectual property rights, third parties could use the Company’s technologies, and its ability to compete in the market would be reduced significantly.

In the future, the Company may be required to protect or enforce its patents and patent rights through patent litigation against third parties, such as infringement suits or interference proceedings. These lawsuits could be expensive, take significant time, and could divert management’s attention from other business concerns. These actions could put the Company’s patents at risk of being invalidated or interpreted narrowly, and any patent applications at risk of not issuing. In defense of any such action, these third parties may assert claims against the Company. The Company cannot provide any assurance that it will have sufficient funds to vigorously prosecute any patent litigation, that it will prevail in any of these suits, or that the damages or other remedies awarded, if any, will be commercially valuable. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation, which could result in the negative perception by investors, which could cause the price of the Company’s common stock to decline dramatically.

General Business Risks

Our business and operations may experience rapid growth. If we fail to manage our growth, our business and operating results could be harmed and we may have to incur significant expenditures to address the additional operational and control requirements of this growth.

We may experience rapid growth in our sales and operations, which may place significant demands on our management, operational and financial infrastructure. If we do not manage our growth, the quality of our products and services could suffer, which could negatively affect our brand and operating results. To manage this growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. These systems enhancements and improvements will require significant capital expenditures and allocation of valuable management resources. If the improvements are not implemented successfully, our ability to manage our growth will be impaired and we may have to make significant additional expenditures to address these issues, which could harm our financial position. The required improvements may include: Enhancing our information and communication systems to attempt to optimize proper service to our customers, and Enhancing systems of internal controls to ensure timely and accurate reporting of all of our operations

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results could be harmed. We may in the future discover areas of our internal controls that need improvement. We cannot be certain that any measures we implement will ensure that we achieve and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

We have limited operating history and a relatively new business model in an emerging and rapidly evolving market. This makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have limited operating history. You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company in a new and rapidly evolving market. We may not be able to successfully address these risks and difficulties, which could materially harm our business and operating results.

We cannot be certain that additional financing will be available on reasonable terms when required, or at all.

From time to time, we may need additional financing. Our ability to obtain additional financing, if and when required, will depend on investor demand, our operating performance, the condition of the capital markets, and other factors. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. We may need to raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences, or privileges senior to the rights of our Common Stock, and our existing stockholders may experience dilution.

Risks Related to this Offering

There has been a limited public market for our Common Stock prior to this Offering, and an active market in which investors can resell their shares may not develop.

Prior to this Offering, there has been a limited public market for our Common Stock. We cannot predict the extent to which an active market for our Common Stock will develop or be sustained after this Offering, or how the development of such a market might affect the market price of our Common Stock. The initial offering price of our Common Stock in this Offering will be agreed between us and the underwriters based on a number of factors, including market conditions in effect at the time of the Offering, and it may not be in any way indicative of the price at which our shares will trade following the completion of this Offering. Investors may not be able to resell their shares at or above the initial offering price.

Investors in this Offering will experience immediate and substantial dilution.

If all of the shares offered hereby are sold, investors in this Offering will own 13% of the then outstanding shares of all classes of common stock, but will have paid over 104% of the total consideration for our outstanding shares, resulting in a dilution of $0.74 per share. See “Dilution.”

The market price of our Common Stock may fluctuate, and you could lose all or part of your investment.

The offering price for our Common Stock will be set by us based on a number of factors, and may not be indicative of prices that will prevail on public capital markets following this Offering. The price of our Common Stock may decline following this Offering. The stock market in general, and the market price of our Common Stock will likely be subject to fluctuation, whether due to, or irrespective of, our operating results, financial condition and prospects.

Our financial performance, our industry’s overall performance, changing consumer preferences, technologies and advertiser requirements, government regulatory action, tax laws and market conditions in general could have a significant impact on the future market price of our Common Stock. Some of the other factors that could negatively affect our share price or result in fluctuations in our share price include:

●	actual or anticipated variations in our periodic operating results;

●	changes in earnings estimates;

●	changes in market valuations of similar companies;

●	actions or announcements by our competitors;

●	adverse market reaction to any increased indebtedness we may incur in the future;

●	additions or departures of key personnel;

●	actions by stockholders;

●	speculation in the press or investment community; and

●	our intentions and ability to list our Common Stock on a national securities exchange and our subsequent ability to maintain such listing.

We do not expect to declare or pay dividends in the foreseeable future.

We do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our Common Stock will not receive any return on their investment unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all.

Our financial statements are unaudited and have not been reviewed by an independent accountant.

Management has prepared the Company’s financial statements. These statements have not been audited. No independent accountant has reviewed these financial statements.

Because we do not have an audit or compensation committee, shareholders will have to rely on our directors, none of whom is not independent, to perform these functions.

We do not have an audit or compensation committee comprised of an independent director. Indeed, we do not have any audit or compensation committee. The Board of Directors performs these functions as a whole. No members of the Board of Directors are an independent director. Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Because we lack certain internal controls over financial reporting in that we do not have an audit committee and our Board of Directors has no technical knowledge of U.S. GAAP and internal control of financial reporting and relies upon the Company’s financial personnel to advise the Board on such matters, we are subject to increased risk related to financial statement disclosures.

We lack certain internal controls over financial reporting in that we do not have an audit committee and our Board of Directors has no technical knowledge of U.S. GAAP and internal control of financial reporting and relies upon the Company’s financial personnel to advise the Board on such matters. Accordingly, we are subject to increased risk related to financial statement disclosures.

Our control shareholder holds a significant percentage of our outstanding voting securities, which could reduce the ability of minority shareholders to effect certain corporate actions.

Our control shareholder controls 97% of the voting securities prior to the Offering and 84% of our outstanding voting securities after the Offering, assuming all 2,971,768 shares of common stock in this Offering are sold. As a result of this ownership, he possesses and can continue to possess significant influence and can elect and can continue to elect a majority of our Board of Directors and authorize or prevent proposed significant corporate transactions. His ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

Upon the completion of this Offering, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 1 issuers. We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

Upon the completion of this Offering, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 1 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

The preparation of our consolidated financial statements involves the use of estimates, judgments and assumptions, and our consolidated financial statements may be materially affected if such estimates, judgments or assumptions prove to be inaccurate.

Financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) typically require the use of estimates, judgments and assumptions that affect the reported amounts. Often, different estimates, judgments and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments and assumptions may occur from period to period over time. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to, determining the fair value of assets and the timing and amount of cash flows from assets. These estimates, judgments and assumptions are inherently uncertain and, if our estimates were to prove to be wrong, we would face the risk that charges to income or other financial statement changes or adjustments would be required. Any such charges or changes could harm our business, including our financial condition and results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our consolidated financial statements and our business.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our Common Stock could be negatively affected.

Any trading market for our Common Stock will be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our Common Stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage or us, the market price and market trading volume of our Common Stock could be negatively affected.

Future issuances of our Common Stock or securities convertible into our Common Stock, or the expiration of lock-up agreements that restrict the issuance of new Common Stock, if any, or the trading of outstanding stock, could cause the market price of our Common Stock to decline and would result in the dilution of your shareholding.

Future issuances of our Common Stock or securities convertible into our Common Stock, and/or conversion of the Notes convertible into Common Stock, or the expiration of lock-up agreements that restrict the sale of Common Stock by selling shareholders, or the trading of outstanding stock, could cause the market price of our Common Stock to decline. We cannot predict the effect, if any, of the exercise of conversion of the Notes into Common Stock or other future issuances of our Common Stock or securities convertible into our Common Stock, or the future expirations of lock-up agreements, on the price of our Common Stock. In all events, future issuances of our Common Stock would result in the dilution of your shareholding. In addition, the perception that locked-up parties will sell their securities when the lock-ups expire, could adversely affect the market price of our Common Stock.

Our shares are subject to the penny stock rules, making it more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If the price of our Common Stock is less than $5.00, our Common Stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore stockholders may have difficulty selling their shares.

Our management has broad discretion as to the use of certain of the net proceeds from this Offering.

We intend to use a portion of the net proceeds from this Offering (if we sell all of the shares being offered) for working capital and other general corporate purposes. However, we cannot specify with certainty the particular uses of such proceeds. Our management will have broad discretion in the application of the net proceeds designated for use as working capital or for other general corporate purposes. Accordingly, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds from this Offering in ways that holders of our Common Stock may not desire or that may not yield a significant return or any return at all. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this Offering in a manner that does not produce income or that loses value. Please see “Use of Proceeds” below for more information.

Cautionary Statement Regarding Forward-Looking Statements

This Offering Circular contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our Securities. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors.”

USE OF PROCEEDS

If we sell all of the shares being offered, our net proceeds will be approximately $19,733,490. We will use these net proceeds for:

If 25% of the Shares offered are sold:

Percentage of Offering Sold	Offering Proceeds	Approximate Offering Expenses	Total Net Offering Proceeds	Principal Uses of Net Proceeds
	$3,500,000			Acquisition of energy assets
	$500,000			Salaries
	$125,000			Business Development
	$62,500			Marketing
	$62,500			Consulting
	$6,250			Operational costs
	$6,250			Selling, general and administrative
	$670,872			Working capital
25.00%	$4,933,372	$0	$4,933,372

If 50% of the Shares offered are sold:

Percentage of Offering Sold	Offering Proceeds	Approximate Offering Expenses	Total Net Offering Proceeds	Principal Uses of Net Proceeds
	$8,000,000			Acquisition of energy assets
	$500,000			Salaries
	$125,000			Business Development
	$62,500			Marketing
	$62,500			Consulting
	$6,250			Operational costs
	$6,250			Selling, general and administrative
	$1,104,245			Working capital
50.00%	$9,866,745	$0	$9,866,745

If 100% of the Shares offers are sold:

Percentage of Offering Sold	Offering Proceeds	Approximate Offering Expenses	Total Net Offering Proceeds	Principal Uses of Net Proceeds
	$17,500,000			Acquisition of energy assets
	$500,000			Salaries
	$125,000			Business Development
	$62,500			Marketing
	$62,500			Consulting
	$6,250			Operational costs
	$6,250			Selling, general and administrative
	$1,470,990			Working capital
100.00%	$19,733,490	$0	$19,733,490

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

As indicated in the table above, if we sell only 75%, or 50%, or 25% of the shares offered for sale in this Offering, we would expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the shares, and in approximately the same proportions, until such time as such use of proceeds would leave us without working capital reserve. At that point we would expect to modify our use of proceeds by limiting our expansion, leaving us with the working capital reserve indicated.

The expected use of net proceeds from this Offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this Offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

DILUTION

If you purchase shares in this Offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this Offering and the net tangible book value per share of our Common Stock after this Offering.

Our historical net tangible book value as of September 30, 2017 was $[739,000] or $[0.04] per then-outstanding share of our Common Stock. Historical net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 50% and 25% of the shares offered for sale in this Offering:

Percentage of shares offered that are sold	100%	50%	25%

Price to the public charged for each share in this Offering	6.73	6.73	6.73

Historical net tangible book value per share as of September 30, 2017 (1)	0.04	0.04	0.04

Increase in net tangible book value per share attributable to new investors in this Offering (2)	0.78	0.42	0.22

Net tangible book value per share, after this Offering	0.74	0.38	0.18

Dilution per share to new investors	5.99	6.35	6.55

(1)	Based on net tangible book value as of September 30, 2017 of $[739,000] and 20,000,000 outstanding shares of Common stock.

DISTRIBUTION

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

Pricing of the Offering

Prior to the Offering, there has been a limited public market for the Offered Shares. The initial public offering price was determined by us. The principal factors considered in determining the initial public offering price include:

●	the information set forth in this Offering Circular and otherwise available;

●	our history and prospects and the history of and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our development;

●	the general condition of the securities markets at the time of this Offering;

●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

●	other factors deemed relevant by us.

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 1, Regulation A Offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares (please see below on how to calculate your net worth);

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;

(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)	You are a trust with total assets in excess of $5,000,000, your purchase of Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or

(viii)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate once the Maximum Offering is reached or, if it is not reached, upon the discretion of the Board of Directors.

Procedures for Subscribing

When you decide to subscribe for Offered Shares in this Offering, you should:

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by wire or electronic funds transfer via ACH to the specified account maintained by us.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Offered Shares.

In order to purchase offered Shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors”, “Cautionary Statement Regarding Forward-Looking Statements” and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

Management’s Discussion and Analysis

The Company has not had material revenues from operations in each of the last two fiscal years, or in the first three quarters of the current fiscal year.

Finn Power Energy Corporation is a group of energy companies that operates and develops power plant projects located primarily in South-East Asia, with future plans to potentially expand its business to opportunities in other regions. Finn Power Energy Corporation’s business model is to generate a steady revenue stream from its power plants, strengthen relationships with strategic partners and to expand its portfolio to increase its revenue base. The proceeds of this offering will be used primarily to fund current operations, acquire and/or facilitate the development of new power generation plants and/or for general corporate purposes, including the cost of this offering.

Finn Power Energy Corporation operates through its subsidiaries PT. Soma Power Indonesia (PT SPI) and and PT Soma Daya Utama (PT SDU), two Indonesian entities that design, own and operate 100 MW hydroelectric and 2x31MW coal-fired power plants, respectively, in Indonesia. Both PT. Soma Power Indonesia and PT Soma Daya Utama primarily engage in the generation of electricity for the sales and distribution to the local industries, businesses and residents. Through the synergistic integration of these companies, we believe we can achieve higher operating profits than the industry average. This should lead to greater returns on invested capital.

Plan of Operation for the Next Twelve Months

The Company believes that the proceeds of this Offering will satisfy its cash requirements for the next twelve months. To complete the Company’s entire development plan, it may have to raise additional funds in the next twelve months. The Company may make significant changes in the number of employees at the corporate level.

Investments. The Company intends to make substantial investment in energy producing assets that can make use of its energy production technologies.

Marketing and sales. The Company will cause its companies to make substantial marketing and sales expenses which will consist primarily of salaries, and benefits for our employees engaged in sales, sales support, marketing, business development, and customer service functions. Our marketing and sales expenses also include marketing and promotional expenditures.

Cost of revenue. The Company expects that the cost of revenue for its operations will consist primarily of expenses associated with the delivery and distribution of our products. These include expenses related to providing products and services and salaries and benefits for employees on our operations teams.

Research and development. The Company will continue to engage in research and development expenses. These will consist primarily of salaries, and benefits for employees who are responsible for building new products as well as improving existing products. We will expense all of our research and development costs as they are incurred.

General and administrative. The majority of our general and administrative expenses will consist of salaries, benefits, and share-based compensation for certain of our executives as well as our legal, finance, human resources, corporate communications and policy employees, and other administrative employees. In addition, general and administrative expenses include professional and legal services. The Company expects to incur substantial expenses in marketing the current Offering, in closing sales, and in promoting and managing its operations.

Revenues and Losses

During the nine months ended September 30, 2017, the Company posted net revenues of $0, total operating expenses of $242,124, consisting of license, registration and acquisition expenses of $127,801, operating expenses of $82,239 and administrative expenses of $32,084, and a net loss of $240,543. In contrast, during the nine months ended September 30, 2016, the Company posted net revenues of $0, total operating expenses of $299,982, consisting of license, registration and acquisition expenses of $118,856, operating expenses of $165,692 and administrative expenses of $15,434, and a net loss of $352,092.

Liquidity and Capital Resources

As of September 30, 2017, the Company had an increased cash position of $42,003 from approximately $41,960 as of December 31, 2016.

Results of Operations

Discussion of the Year Ended December 31, 2016 as compared to the Year Ended December 31, 2015

Our total revenue was $0 and $0 for the years ended December 31, 2016 and 2015, respectively.

During the year ended December 31, 2016, the Company incurred total operating expenses of $377,261, consisting of operating and maintenance expenses of $315,113 and administrative expenses of $62,148. In contrast, during the year ended December 31, 2015, the Company incurred total operating expenses of $12,114, consisting of operating and maintenance expenses of $10,599 and administrative expenses of $1,515. The increase in total operating expenses resulted is attributable to the expansion of the Company’s business from the start-up phase.

In the year ended December 31, 2016, the Company posted net loss of $398,786 as compared to net loss of $12,114 for the year ended December 31, 2015. The increase in net loss resulted from increases in total operating expenses attributable to the expansion of the Company’s business from the start-up phase.

In the year ended December 31, 2016, the Company generated cash from operating activities of $1,285,787. During such period, the Company also used cash in investing activities in the amount of $1,417,044 and generated cash from financing activities of $170,603. In comparison, for the year ended December 31, 2015, the Company generated no cash from operating activities, generated no cash from investing activities and generated cash from financing activities of $14,281.

Discussion of the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016

For the nine months ended September 30, 2017, the Company posted net income of $0. At September 30, 2017, it had an accumulated deficit of approximately $646,598. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or obtain additional financing from its stockholders and/or other third parties.

During the nine months ended September 30, 2017 and September 30, 2016, respectively, the Company posted net revenues of $0.

During the nine months ended September 30, 2017, the Company incurred total operating expenses of $242,124, consisting of license, registration and acquisition expenses of $127,801, operating expenses of $82,239 and administrative expenses of $32,084. In contrast, during the nine months ended September 30, 2016, the Company incurred total operating expenses of $299,982, consisting of license, registration and acquisition expenses of $118,856, operating expenses of $165,692 and administrative expenses of $15,434. The decrease in total operating expenses resulted is attributable decreases in the operating costs of the Company.

During the nine months ended September 30, 2017, the Company posted net loss of $240,543 as compared to net loss of $352,092 for the nine months ended September 30, 2016. The decrease in net loss resulted from decreases in total operating costs related to the Company’s business.

For the nine months ended September 30, 2017, the Company used cash from operating activities of $80,377. During such period, the Company also generated cash from investing activities in the amount of $77,211 and generated cash from financing activities of $3,798. In comparison, for the nine months ended September 30, 2016, the Company generated cash from operating activities of $1,284,537, used cash in investing activities in the amount of $1,417,044 and generated cash from financing activities of $170,603.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates and assumptions include the fair value of the Company’s common stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to the Company’s deferred tax assets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Relaxed Ongoing Reporting Requirements

Upon the completion of this Offering, we expect to elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any July 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 1 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

OUR BUSINESS

Corporate History and General Information

Finn Power Energy Corporation, formerly known as Pearl Island Acquisition Corporation (“Finn Power” or the “Company”), was incorporated in Delaware on April 4, 2016 and filed a registration statement on Form 10 with the Securities and Exchange Commission on May 2, 2016 and became a public reporting company sixty days thereafter; provided, however, the Company filed a Form 15 on January 6, 2017 terminating its registration as a public reporting company.

In June 2016, Pearl Island Acquisition Corporation changed its name to Finn Power Energy Corporation pursuant to a change of control with the resignation of the then officers and directors, redemption of 19,500,000 shares of the 20,000,000 outstanding shares of its common stock, the appointment of new officers and directors and the issuance of 5,000,000 shares of common stock to the new shareholders of the Company.

The Company’s offices are located at 48 Wall Street, Suite 1100, New York, New York 10005 United States. The Company’s main phone number is (212) 203-7229. The Company’s fiscal year end is December 31. We maintain a website at http://www.fpecorp.net/. We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Offering Circular.

The Business

Overview

Finn Power Energy Corporation is a group of energy companies that operates and develops power plant projects located primarily in South-East Asia, with future plans to potentially expand its business to opportunities in other regions. Finn Power Energy Corporation’s business model is to generate a steady revenue stream from its power plants, strengthen relationships with strategic partners and to expand its portfolio to increase its revenue base. The proceeds of this offering will be used primarily to fund current operations, acquire and/or facilitate the development of new power generation plants and/or for general corporate purposes, including the cost of this offering.

The vision of the Company is to foster optimum and efficient electric power generation that surpasses industry excellence and creates customer loyalty. In support of this mission, the Company intends to: (1) operate electric power businesses for government-owned entities and private companies that focus on customer satisfaction; (2) create excellent investment value for investors; (3) create a productive workplace environment and become employee’s pride in a workplace; and (3) increase awareness for and responsibility to the environment.

Finn Power Energy Corporation operates through its subsidiaries PT. Soma Power Indonesia (PT SPI) and PT Soma Daya Utama (PT SDU), two Indonesian entities that design, own and operate 100 MW hydroelectric and 2x31MW coal-fired power plants, respectively, in Indonesia. Both PT. Soma Power Indonesia and PT Soma Daya Utama primarily engage in the generation of electricity for the sales and distribution to the local industries, businesses and residents. Through the synergistic integration of these companies, we believe we can achieve higher operating profits than the industry average. This should lead to greater returns on invested capital.

Both PT. Soma Power Indonesia and PT Soma Daya Utama primarily engage in the generation of electricity for distribution to the local industries, businesses and residents through the sale of Power Purchase Agreement (PPA). Catering primarily to the industry clientele, PT SDU sells at a premium rate (15c per Kwh) when compared to PT SPI (8c per Kwh) for electricity sold through PLN. As part of the PPA clause, PT SDU has structured a two-month electricity quota prior to the delivery of the service that serves as an initial revenue. It further safe guarantees resources by the termination clause of electricity following two weeks of late payment. Finn Power Energy Corporation stands to generate steady revenue stream from the power plants with a validated trend of increasing electricity usage and the signed contracts with the local industries and state-owned utility company PLN.

Acquisitions of PT. Soma Power Indonesia (PT SPI) and and PT Soma Daya Utama (PT SDU)

On September 9, 2016, the Company entered into a stock-for-stock acquisition agreement (the “PT SPI Acquisition Agreement”) with Franky Yason pursuant to which the Company acquired 150 shares of PT. Soma Power Indonesia, a private company organized under the laws of Indonesia (“PT SPI”), in exchange for 1,000,000 shares of the Company’s common stock. The shares of PT SPI acquired by the Company constitutes 60% of the issued and outstanding stock of PT SDU. Franky Yason, an officer and director of the Company, is also an officer and director of PT SPI.

On September 9, 2016, the Company entered into a stock-for-stock acquisition agreement (the “PT SDU Acquisition Agreement”) with PT. Soma Jaya Investama, a Republic of Indonesia corporation (“PT SJI”), pursuant to which the Company acquired 16,500 shares of PT Soma Daya Utama, a private company organized under the laws of Indonesia (“PT SDU”), in exchange for 1,000,000 shares of the Company’s common stock. The shares of PT SDU acquired by the Company constitutes 11% of the issued and outstanding stock of PT SDU. Franky Yason, an officer and director of the Company, is also an officer and director of PT SDU.

Energy Generation Process

Steam-coal powered plant produces steam under a controlled environment (capacity, pressure, flow, etc). Steam flows and produces energy by the rotating steam turbine coupled with an electric generation to produce electricity under the principle of electromagnetic induction. The following flow chart illustrates the electricity-generating process from steam-coal powered system:

Project Value Chain

Throughout the plant development project, project owner will PT SDU 2X31MW coal-fired plants will focus on value creation in each of the project value chain as of the following:

Production Capacity

The tables below describe the production capacity of the two power plants:

PRODUCTION CAPACITY - 2x31 MW Coal Power Plant
-Gross Plant Capacity	MW		62
-Aux Loads and Losses		%	8.40%
-Outrage(Maintenance)		%	6.64%
Power Ready to Distribute			52.68
Guarantee Offtake		%	80%
-Distribution Losses		%	4.00%
-Net Power Sales Industry	MW		40.45
-1 year/hour production	Hour		8760
Annual Power Sales Industry	Mwh		354,382
Guarantee PLN	MW		10.54
-Distribution Losses		%	4.00%
-Nett Power Sales PLN	MW		10.11
-1 year/hour production	Hour		8,760
Annual Power Sales PLN	Mwh		88,595

OPERATIONAL ASSUMPTIONS - 100 MW Bongka Hydroelectric Power Plant
Capacity	MW		100
Capacity Factor		%	67.86%
Availability Factor (station use loss, transmission line loss, forced outrage)		%	97.5%
Running Hours annually	hours		8760
kWh Produced	Mwh		579,592
NET PLANT OUTPUT			66.16

Environmental Sustainability Program

The power plant projects at PT SPI and PT SDU will implement the following:

●	Water pollution control
●	Non-Solid Waste Management
●	Waste Management
●	Noise and Vibration Management to the Community
●	Social Management Culture and Society

PT SOMA POWER INDONESIA - BONGKA HYDROELECTRIC POWER PLANT 100 – 100 MW

PT SPI plans to develop a build-own-operate hydroelectric power plant with 100-100MW estimated capacity in Ulubongka District, Tojo Una-Una Regency in Central Sulawesi province. The project aims to provide electric power supply to fulfill the electricity demand of the Suluttenggo’s electricity grid system particularly in the Central Sulawesi province.

Competitive Advantages

What follows is a listing of what the Company believes will be the primary competitive advantages of its coal and hydroelectric power plants:

●             The highest benchmarked price for electricity purchase in Indonesia – PT SDU will sell its electricity at approximately 15c/Kwh to the industry customers while the hydroelectric plant will sell at 8c/Kwh

●             The exclusive right of electricity distribution in Free Trade Zone 1 on Karimun Island which guarantees the sale of electricity especially with the secured PPA to the local industries

●             Strategic location proximal to the coal supplier on the Sumatra island and established transportation infrastructure for transporting feedstock to the plant

●             Environmentally friendly process at the coal-fired power plant with zero emission waste and the use of water as a renewable energy source which are in alignment with the overall industry trend for cleaner energy option

●             The use of natural structure for the dam construction at the Bongka hydroelectric plant which will create cost-saving of the construction project

●             The integration with PLN’s infrastructure grid which allows the power plants to readily transmit electricity to its target customers

The Market

Coal Production in Indonesia

Regarding global coal reserves, Indonesia currently ranks 10th in the world, containing roughly 3.1 percent of total proven global coal reserves according to the most recent BP Statistical Review of World Energy. Around 60 percent of Indonesia’s total coal reserves consists of the cheaper lower quality (sub-bituminous) coal that contains less than 6100 kcal/gram.

There are numerous smaller pockets of coal reserves on the islands of Sumatra, Java, Kalimantan, Sulawesi and Papua with the three largest regions of Indonesian coal resources including:

1.	South Sumatra

2.	South Kalimantan

3.	East Kalimantan

Indonesian Government policy will affect the nation’s coal mining industry. To secure domestic supplies, the Indonesian Ministry of Energy and Mineral Resources orders coal producers to reserve a specific amount of their production for domestic consumption. Moreover, the government can use export tax to discourage coal exports. The government aims for more domestic consumption of coal as it wants coal to supply around 30 percent of the country’s energy mix by 2025.

Potential for Electric Power in Indonesia

Total energy demand in Indonesia is expected to increase by 8.7 per cent each year up to 2024. According to PLN’s strategic plan (RUPTL), new capacity in the country will be delivered largely through new coal-fired stations (7.23 GW), gas installations (4 GW) and combined-cycle plant (6.3 GW). The plan also includes a proposed 1 GW of new hydropower capacity. The Indonesian Government is embarking on electric power supply program whereof out of the 35,000MW of targeted electrical power capacity, 25,000MW is to be supplied by the private sector.

Potential for Hydro Power Plant in Indonesia

Indonesia has untapped resources concentrated on the islands of Sumatra, Java and Sulawesi. It is estimated that there is currently about 8 GW of economically viable undeveloped hydropower potential, which would provide almost 33 TWh of electricity per year. Hydroelectric power generation carries a tremendous potential as with a total projected capacity of 76,670 MW, and mini/micro hydro power generation of 770MW, only merely 6% has been developed.

The Company’s Presence in the Market

Overview

 Indonesia is the world’s largest coal producer with anticipated production of 409 million tons in 2017. The Country offers a well-developed infrastructure and is home to large energy-industry equipment manufacturers. On Karimun Island, the power plants will be met with constant demand not only from the local industries and businesses, but also from the residential customers as PLN has signed a contract to purchase the excess capacity of the power plants (if any) to power the residential homes. Location-wise, Karimun Island is a Free Trade Zone (FTZ) which foster the growth of local businesses. It is adjacent to Singapore and Malaysia and enables fast cross-border shipments.

PT SDU offers steady supply of electricity at half of the current rate of HSD (HSD per Kwh costs approximately 30c while PT SDU offers 15c per Kwh). It advocates clean energy with the use of Circulating Fluidized Bed (CFB) boiler technology which produces cleaner electricity with low emission output. The Company is committed to Corporate Social Responsibility (CSR) and community development activities that contribute to the local environment and creates sustainable operation in the local area. The Bongka hydroelectric plant will highly benefit the industry and community in Central Sulawesi by the increased power capacity, additional irrigation system to benefit the local farming industry, employment creation which would make a positive impact to the local economy.

With the surge in new industries and subsequent robust commercial activities, Karimun Island, on which the coal-fired power plant owned by PT SDU will operate, is not currently served with sufficient power capacity by the state-owned utilities company, PT. Perusahaan Listrik Negara (PLN). The new coal-fired plants will address the need of local businesses that are both growing in numbers and operational activities in meeting their electricity demand. Currently, the area is served by a costly High Speed Diesel (HSD) due to the associated equipment and fuel cost.

Karimun Island

PT SDU’s coal-fired power plant will be located on Karimun Island. This section presents the overview of the island including the benefits of conducting business, leading industry sectors and the energy demand and supply projection on the island.

Karimun Island offers the following benefits for the local businesses:

●              Fast custom processing of goods entering and exiting the territory with no import and export duties

●              Tax exemption for Value Added Tax (VAT)

●              One-stop service for processing licenses

●              Friendly labor policies

●              Improved transportation and communication facilities

●              Improved security system and protection

●              Flexible regulation on foreign direct investment

Current investment opportunities on Karimun Island:

●              Shipyard and maritime industries

●              Industrial parks

●              Service and tourism

●              Finance and trading

●              Oil and gas fabrication

●              Oil storage

●              Oil refinery

●              Training services

●              Manufacture industries

●              Residential estate and town center

●              Mall and business center

●              Sport and entertainment facilities

●              Water plant and treatment

●              Dormitory and utilities

From 2012-2016, the island’s industrial load outpaces supply by PT PLN. As PT PLN has limited installed capacity of approximately 33MW (19MW from diesel power plant and 14MW from steam coal power plant), the local industries are currently operating their own diesel generator to meet their electricity demand which implies high electricity cost. PT SDU seeks to address the resulting electricity gap of approximately 67MW with anticipated demand in 2019.

PT SDU offers the following value proposition to industry customers: Offering steady supply of electricity at half of the current rate of High Speed Diesel (HSD) (HSD per Kwh costs approximately 30c while PT SDU offers 15c per Kwh).

Central Sulawesi Province

The Bongka HEPP is located between Paranonge Village and Uetangko Village, both in Tojo Una-una Regency, Central Sulawesi Province. It is situated approximately 450 km (10-hour drive by car) from Palu City, the capital of Central Sulawesi and around 270 km (5-hour drive by car) from Luwuk-Banggai city or can reached by flight from Jakarta, capital of Indonesia transit to Palu and then fly to Ampana, the capital of Tojo una-una regent. The dam site can be reached by 2-hour drive by car or 4WD vehicle, followed by approximately one hour of sailing on a small boat to the dam site.

Competition

Finn Power Energy Corporation is keenly aware that it must consistently analyze the local competitive landscape to accelerate its position in the marketplace. The existing projects of PT SDU and PT SPI are not presented with any competitors. Having obtained the exclusive distribution right of electricity to Karimun Island Zone 1 which contains large concentration of local industries, businesses as well as residential customers, PT SDU enjoys a monopolistic presence in the area. In addition, it has a guaranteed PPA from PT PLN for extra/unused capacity. Meanwhile, PT SPI is presented with a mild competition from the approximately 15 mini/micro hydroelectric plants that cater to the businesses and residents in the Central Sulawesi where the plant is to be located.

PT SDU enjoys the exclusive rights as the sole power plants on Karimun Island Free Trade Zone 1 that grants the plants the right to distribute to all customers in Zone 1 with the option to distribute to Zone 2 and 3. Thus, there is no other competitor to PT SDU’s 2x31MW coal-fired power plants on Karimun Island Zone 1, its target geographical market.

PT SPI will experience competition from the local existing hydro power plans including Pamona (beside Tojo) and 13 micro hydro power plants in Tojo Una-una. PT SPI has received an expression of interest from PT PLN to supply power for the residential customers in the Central Sulawesi region. It will address the existing and growing demand for electricity from residential & businesses in Central Sulawesi. The province has one of the world’s largest nickel-ore deposit and attracts multinational smelting processors. As many as nine new smelting plants were to be built in in 2014.

Specifically, Central Sulawesi has two Special Economic Zones as part of the Provincial Government’s initiative to be the hub of logistics and mining processing industry in the Sulawesi Economic Corridor. It is prepared to develop a wide range of industries including automotive manufacturing industry, mining industries and also agro industry consisting of seaweed, rattan, and cocoa processing.

The competitive landscape within the private electric power plant sector in Indonesia offers tremendous opportunity for new players to enter the industry. There are currently only 34 private companies that operate power plants in Indonesia. With the Government’s initiative to install 35,000MW of capacity, of which 20,000MW is to be awarded to private entities and with Indonesia’s resource-rich and expansive geographical locations, the competitive landscape is anticipated to see more players in the industry.

Nonetheless, the high capital cost serves as a barrier of entry to the industry. Finn Power Energy Corporation has successfully obtained the necessary and often-difficult-to-obtain licenses and permits from the local and state governments as well as conducted the pre- and feasibility studies for the plant locations in Karimun Island and Central Sulawesi. It has further secured feedstock and offtake contracts that will guarantee supply and demand for its power plant. Lastly, the Company has initiated a number of community development programs to foster the economic development of the local communities. Consequently, Finn Power Energy Corporation is very well positioned to operate with maximum profitability and long-term sustainability.

Marketing

With the significant economic impact to the local communities and the state of the electricity market nationwide, PT SDU and PT SPI receives nationwide exposure through media coverage on various milestones of the project. The projects have been the subject of attention on various media outlets which have subsequently attracted potential customers and investors to the project. The Company’s Investor Relations department will have a central role in promoting the investment opportunity and educating potential investors on the two power plant projects.

Finn Power Energy Corporation recognizes that maintaining sterling, well-regarded brand is essential to propagating a strong standing amongst the industry, commercial and residential clients as well as the surrounding communities of the plants. The objective is to earn the trust and loyalty from stakeholders and customers by highlighting on the Company’s notable achievements to-date, existing and profitable power plant project portfolio and the strength of management team. The Company formidable brand and reputation will be propagated by networking, direct marketing and press media.

The Company’s objectives are to:

●              Solidify brand identity as an astute leader in environmentally responsible power generation sector

●              Highlight the Company’s unparalleled commitment to quality by highlighting the due diligence steps taken and the sterling reputation of partner EPC contractors, equipment supplier and project management consultancy

Marketing campaign for Finn Power Energy Corporation will encompass the following:

Media

PT SDU and PT SPI both leverage the power of media advertising to gain nationwide awareness of its power plant project. Prospective investors and customers will quickly learn of the status of its power plant development and will be able to contact the Investors Relations department of the Company to identify the investment and business opportunities.

Direct Marketing

PT SDU and PT SPI hire qualified technical sales and project/corporate finance team to present the opportunities to potential investors. The technical team is deployed to present the benefits of the power plants to the local communities and industry.

Investor Relations

The Company has dedicated an Investors Relations department dedicated to the presentation of investment opportunities at Finn Power Energy Corporation. The Company has developed an elaborate presentation on the technical and financial aspects of the development of the power plants.

Suppliers

The Company plans on entering into a Memorandum of Understanding (MoU) and to agree upon contract terms and conditions with fuel suppliers as follows:

	Primary: PT Sojitz Indonesia	Secondary” Blackgold Energy Resources Pte, Ltd.
Distance to Project Location	±512.28 km	± 762.20km
Source:	BAU’s Coal Resources &Deposit (Based in the October 2012 JORC Report)
Total Resources (Million Metric Tonnes)	75.74	217.62

Effect of Existing or Probable Governmental Regulation

The Company’s business is regulated by laws and regulations promulgated by the Indonesian government.

Costs and Effects of Compliance with Environmental Laws

The Company’s business is regulated by laws and regulations promulgated by the Indonesian government.

MANAGEMENT

The following table sets forth information regarding our executive officers, directors and significant employees:

Name and Principal Position	Term of Office

Franky Yason -Director, President, Secretary and Treasurer	Since June 2016

Sony Harsono Haribowo – Director	Since June 2016

Franky Yason -Director, President, Secretary and Treasurer

Franky Yason serves as a director and the sole officer of the Registrant. Mr. Yason received his Bachelor of Economics in Indonesia in 2001 from the Institute of Economic Science in Palu, Indonesia. From 1999 to the present. Mr. Yason has worked in several industries: tire importer and distributor, woodworking machinery, and coal mining. From 2014 to the present, Mr. Yason has been a Director of SOMA Group, involved with coal fired power plant, hydroelectric power plant and other power generation development in Indonesia.

Sony Harsono Haribowo – Director

Sony Harsono Haribowo serves as a director of the Registrant. In 1989, Mr. Haribowo received a B.S. in business administration from United States International University, San Diego, California and in 1992, received an M.B.A. in International Business from University of La Jolla, San Diego, California. From 2006 to 2012, Mr. Haribowo served as the Director of Business Development Investment Bank located in Indonesia, Malaysia and Singapore. From 2013 to the present, Mr. Haribowo has worked as a business and financial consultant in Southeast Asia and the United States.

Family Relationships

There are no family relationships between any of our officers and directors.

Involvement in Certain Legal Proceedings.

None of the following events have occurred during the past five years and which are material to an evaluation of the ability or integrity of any director or executive officer: (1) A petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing; or (2) Such person was convicted in a criminal proceeding (excluding traffic violations and other minor offenses).

Board Composition

Our Board of Directors currently consists of two members. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Board Leadership Structure and Risk Oversight

The Board of Directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees when established will also provides risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Code of Business Conduct and Ethics

We intend to adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We will post on our website a current copy of the code and all disclosures that are required by law or market rules in regard to any amendments to, or waivers from, any provision of the code.

EXECUTIVE COMPENSATION

The following table represents information regarding the total compensation our officers and directors of the Company as of December 31, 2016:

Name and Principal Position	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Franky Yason -Director, President, Secretary and Treasurer	-0-	-0-	-0-

Sony Harsono Haribowo – Director	-0-	-0-	-0-

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

James Cassidy, a partner in the law firm which acts as counsel to the Company, is the sole owner and director of Tiber Creek Corporation, which owns 250,000 shares of the Company’s common stock. Tiber Creek and its affiliate, MB Americus LLC, a California limited liability company, each currently hold 250,000 shares in the Company.

James Cassidy and James McKillop, who is the sole officer and owner of MB Americus, LLC, were both formerly officers and directors of the Company and are deemed to be promoters of the Company. As the organizers and developers of the Company when it was known as Pearl Island Acquisition Corporation, Mr. Cassidy and Mr. McKillop were involved with the Company prior to the change in control in June 2016. In particular, Mr. Cassidy provided services to the Company without charge, including preparation and filing of the charter corporate documents and preparation of the instant offering circular.

On June 28, 2016, the Company issued 4,900,000 shares of common stock to Franky Yason and 100,000 shares of common stock to Sony Haribowo at a purchase price of par value per share.

On September 9, 2016, the Company entered into a stock-for-stock acquisition agreement (the “PT SPI Acquisition Agreement”) with Franky Yason pursuant to which the Company acquired 150 shares of PT. Soma Power Indonesia, a private company organized under the laws of Indonesia (“PT SPI”), in exchange for 1,000,000 shares of the Company’s common stock. The shares of PT SPI acquired by the Company constitutes 60% of the issued and outstanding stock of PT SDU. Franky Yason, an officer and director of the Company, is also an officer and director of PT SPI.

On September 9, 2016, the Company entered into a stock-for-stock acquisition agreement (the “PT SDU Acquisition Agreement”) with PT. Soma Jaya Investama, a Republic of Indonesia corporation (“PT SJI”), pursuant to which the Company acquired 16,500 shares of PT Soma Daya Utama, a private company organized under the laws of Indonesia (“PT SDU”), in exchange for 1,000,000 shares of the Company’s common stock. The shares of PT SDU acquired by the Company constitutes 11% of the issued and outstanding stock of PT SDU. Franky Yason, an officer and director of the Company, is also an officer and director of PT SDU and of PT SJI.

Effective as of September 1, 2017, the Company issued 12,500,000 shares of common stock to Franky Yason at a purchase price of par value per share.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth information with respect to ownership of issued and outstanding stock of the Company as of the date hereof by each executive officer and director of the Company and any person or group known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities:

COMMON STOCK

	Common Shares	Percentage
	Owned	Of Class(1)

Franky Yason (2) (3)	19,400,000	97%
Director, President, Secretary and Treasurer

Sony Haribowo (2)	100,000	.5%
Director

PT. Soma Jaya Investama (3) >5% Shareholder	1,000,000	5%

(1)	Based on 20,000,000 common stock shares outstanding.

(2)	Address is 48 Wall Street, Suite 1100, New York, New York 10005 United States.

(3)	Includes: (1) 5,900,000 shares acquired as part of the change in control; (2) 1,000,000 shares acquired pursuant to a Stock Purchase Agreement dated September 9, 2016; (3) 12,500,000 shares purchased in September 2017; and (4) 1,000,000 shares beneficially owned by PT. Soma Jaya Investama. Mr. Franky Yason is an officer, director and stockholder of PT. Soma Jaya Investama.

(4)	Address is Graha BIP 3rd Floor Jl. Jend. Gatot Subroto Kav. 23 Jakarta 12930 Indonesia.

DESCRIPTION OF SECURITIES

Securities Being Offered

The following is a summary of the rights of our capital stock as provided in our articles of incorporation and bylaws. For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

General

Capitalization

The Company is authorized to issue 100,000,000 shares of common stock, par value $0.0001, of which 20,000,000 shares are outstanding as of the date of this offering circular. The Company is also authorized to issue 20,000,000 share of preferred stock, par value $0.0001, of which there are no shares issued and outstanding.

The following statements relating to the capital stock set forth the material terms of the securities of the Company. Reference is also made to the more detailed provisions of the certificate of incorporation and the by-laws, copies of which are filed as exhibits to this registration statement.

Common Stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights.

Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor.

Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock. The Company may issue additional shares of common stock which could dilute its current shareholder’s share value.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series as may be determined by the board of directors. The voting powers and preferences, the relative rights of each series, and the qualifications, limitations, and restrictions on such preferred stock shall be established by the board of directors, except that no holder of preferred stock shall have preemptive rights.

Admission to Quotation on the OTC Bulletin Board

If the Company meets the qualifications, it intends to apply for quotation of its securities on the OTC Bulletin Board. The OTC Bulletin Board differs from national and regional stock exchanges in that it (1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the “specialist” common to stock exchanges. To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. In addition, the Company must make available adequate current public information as required by applicable rules and regulations.

In certain cases the Company may elect to have its securities initially quoted in the Pink Sheets published by Pink OTC Markets Inc. In general there is greater liquidity for traded securities on the OTC Bulletin Board, and less through quotation on the Pink Sheets. It is not possible to predict where, if at all, the securities of the Company will be traded following the effectiveness of this registration statement.

Transfer Agent

The Company serves as its own transfer agent, but may engage a transfer agent in the future.

Penny Stock Regulation

Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or listed on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Because of these penny stock rules, broker-dealers may be restricted in their ability to sell the Company’s common stock. The foregoing required penny stock restrictions will not apply to the Company’s common stock if such stock reaches and maintains a market price of $5.00 per share or greater.

DIVIDEND POLICY

Since our inception, we have not paid any dividends on our common stock, and we currently expect that, for the foreseeable future, all earnings (if any) will be retained for the development of our business and no dividends will be declared or paid. In the future, our Board of Directors may decide, at their discretion, whether dividends may be declared and paid, taking into consideration, among other things, our earnings (if any), operating results, financial condition and capital requirements, general business conditions and other pertinent facts.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been a limited market for our Common Stock. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this Offering due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

Upon completion of this Offering, assuming the maximum amount of shares of Common Stock offered in this Offering are sold, there will be 22,971,768 shares of our Common Stock outstanding.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of our Common Stock then outstanding; or

●	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by Cassidy & Associates of Beverly Hills, California (“Cassidy & Associates”). A member of the law firm of Cassidy & Associates is an officer and director of Tiber Creek Corporation and may be considered the beneficial owner of the 250,000 shares of common stock of the Company owned by Tiber Creek Corporation.

Interest of Counsel

Cassidy & Associates, counsel for the Company, had, or is to receive in connection with the offering, a substantial interest in the Company and was connected with the Company through Pearl Island Acquisition Corporation. James Cassidy, a partner of Cassidy & Associates, was a director and officer of Pearl Island Acquisition Corporation prior to its change of control and is deemed to be a promoter of the Company.

EXPERTS

The consolidated financial statements of the Company appearing elsewhere in this Offering Circular have been prepared by management and have not been reviewed by an independent accountant.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

FINANCIAL STATEMENTS

September 30, 2017

Finn Power Energy Corporation and Subsidiaries Consolidated Balance Sheet (Unaudited)

All Amounts in Dollars	September 30,2017	December 31,2016

ASSETS
Current Assets	60,541	57,349
Cash & Cash Equivalent	42,003	41,860
Other Receivables	18,538	15,489
Non-Current Assets	1,185,205	1,260,908
Investment: Available for Sale Securities SDU	1,188,485	1,265,696
Goodwill from Acquisition of SPI	(3,280)	(4,788)
Total Assets	1,245,746	1,318,257
LIABILITIES
Current Liabilities	1,986,502	1,744,374
Others Payables	1,986,502	1,744,374
Non-Current Liabilities	107	107
Employee Benefit Programs	107	107
Total Liabilities	1,986,609	1,744,481
EQUITY
Non-Controlling Interest	(95,803)	(17,909)
Preferred stock, $0.0001 par value 20,000,000 shares authorized;
none issued and outstanding - Common Stock, $0.0001 par value, 100,000,000 shares authorized;
Paid-in Capital Common Stock, $0.0001 par value,20,000,000 shares issued and outstanding as at Sep 30,2017	2,000	750
Currency Translation Adjustment	(462)	(3,010)
Retained Earnings	(646,598)	(406,055)
Total Equity	(740,863)	(426,224)
Total Liabilities & Equity	1,245,746	1,318,257

The accompanying notes are an integral part of these condensed financial statements.

Finn Power Energy Corporation Consolidated Statements of Income (Unaudited)
All Amounts in Dollars

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net Sales	$—	$—	$—	$—
Operating Expenses
License, Registration & Acquisition Expense	34,513	87,029	127,801	118,856
Operating Expense	11,020	123,766	82,239	165,692
Administrative Expense	10,545	10,409	32,084	15,434
Operating Income	(56,078)	(221,204)	(242,124)	(299,982)
Other Income (Expense)
Equity in Net Income (Loss) of Subsidiaries	(23,460)	(70,091)	(77,211)	(109,799)
Bank Fees and Financing Charges	(41)	(207)	(118)	(377)
Gain/(Loss) from Foreign Exchange	(13)	280	(3)	628
Income Before Income Taxes	(79,592)	(291,222)	(319,456)	(409,530)
Provision for Income Taxes	—	—	—	—
Net income / (Loss) including non-controlling interest	(79,592)	(291,222)	(319,456)	(409,530)
Less : Net Income attributable to non- controlling interest	(21,938)	(39,927)	(78,913)	(57,438)
Net income attributable to Finn Power Energy Corporation	(57,654)	(251,295)	(240,543)	(352,092)
Weighted Average Finn Power Energy Corporation Common
Shares Outstanding – Basic’000	20,000	7,500	20,000	7,500
Earnings Per Share Attributable to Finn Power Energy
Corporation Common Shareholders - Basic	($0.003)	($0.033)	($0.012)	($0.047)

The accompanying notes are an integral part of these condensed financial statements.

Finn Power Energy Corporation and Subsidiaries Consolidated Statement of Cashflows (Unaudited)

All Amounts in Dollars	Nine Months Ended September 30,
	2017	2016
CASHFLOW FROM OPERATING ACTIVITIES
Net Income including Non-controlling interest	(319,456)	(409,530)
Adjustments to Reconcile Net Income including Non-controlling interest to Net Cash provided by Operating Activities:
Depreciation	—	—
Changes in Assets and Liabilities
Related Party Receivables	—	(11,339)
Advance & Prepaid Expenses	(3,048)	(1,000)
Related Party Payables	241,849	1,706,406
Tax Payables	278	—
Net Cash Provided by Operating Activities	(80,377)	1,284,537
CASHFLOW FROM INVESTING ACTIVITIES
Investments in PT Soma Power Indonesia	—	(111,640)
Investments in PT Soma Daya Utama	77,211	(1,305,404)
Acquisition of fixed assets	—	—
Net Cash Provided by Investing Activities	77,211	(1,417,044)
CASHFLOW FROM FINANCING ACTIVITIES
Proceeds from issuance of stock	1,250	173,104
Increase/(Decrease) Currency Translation	2,548	(2,501)
Net Cash Provided by Financing Activities	3,798	170,603
Net Increase(Decrease) in cash and cash equivalents	632	38,096
Cash and cash equivalents at beginning of year	41,371	2,516
Cash and cash equivalents at end of period	42,003	40,612

The accompanying notes are an integral part of these condensed financial statements.

FINN POWER ENERGY CORPORATION

Notes to Unaudited Condensed Financial Statements

September 30, 2017

Note 1. Significant Accounting Policies

Basis of Presentation: The interim consolidated financial statements are unaudited but, in the opinion of management, reflect all adjustments necessary for a fair statement of the Company’s consolidated financial position, results of operations and cash flows for the periods presented. These adjustments consist of normal, recurring items. The results of operations for any interim period are not necessarily indicative of results for the full year. The interim consolidated financial statements and notes are presented as permitted by the requirements for Quarterly Reports on Form 10-Q.

Consolidation: FINN POWER Energy Corporation is a newly established corporation that recently acquired two energy companies in Indonesia. Finn Power Energy Corporation owns 1500 shares of PT. Soma Power Indonesia (SOMA POWER), that is 60% ownership and 16,500 shares of PT Soma Daya Utama (SOMA DAYA) that is 11% ownership with controlling interest on Management of company, two private entities that design, own and operate 100 MW hydroelectric and 2X31MW coal-fired power -plants respectively. The Company’s existing portfolio as well as a series of accomplishments to date including a number of secured offtake contracts (comprising over 90% of the installed capacity) for the coal power plant serves as a testimony to the Company’s credentials and qualifications for embarking on the ambitious power plant projects.

The consolidated financial statement includes the accounts of Finn Power Energy Corporation, a Delaware corporation and its subsidiaries PT Soma Power and PT Soma Daya. We proportionately consolidated the accounts in accordance with industry practice. All significant intercompany balances and transactions have been eliminated. Unless otherwise specified or the context otherwise requires all references in these notes to “Finn Power” “we” “us” ‘our” or the “company” are to Finn Power Energy Corporation and its subsidiaries.

Risks and Uncertainties: As an independent power production company, our revenue, profitability and future rate of growth are substantially dependent on prevailing price for oil. Historically the energy-markets have been very volatile, and there can be no assurance that commodity prices will not be subjects to wide fluctuations in the future. A substantial or extended decline in commodity prices could have a material adverse effect on our financial positions, results of operations, cash flow, and access to capital and on the production quantity of electricity that we can produce economically. Other risks and uncertainties that could affect us in the current commodity price environment include, but are not limited to counterparty credit risk for our receivables, inability to access credit markets, regulatory risks and our ability to meet financial ratios and covenants in our financing arrangements.

Foreign currency translation: Local currencies generally are considered the functional currencies outside the United States. Assets and liabilities for operations in local-currency environments are translated at year-end exchange rates of the period reported. Income and expense items are translated at year-end middle rate exchange rates of each applicable year. Cumulative translation adjustments are recorded as a component of accumulated other comprehensive income (loss) in shareholders’ equity.

Although local currencies are typically considered as the functional currencies outside the United States, under Accounting Standards Codification (ASC) 830, Foreign Currency Matters, the reporting currency of a foreign entity’s parent is assumed to be that entity’s functional currency when the economic environment of a foreign entity is highly inflationary-generally when its cumulative inflation is approximately 100 percent or more for the three years that precede the beginning of a reporting period. FINN POWER Energy Corporations has subsidiaries in Indonesia. Since January 2016, the financial statements of the Indonesian subsidiary have been re-measured as if its functional currency were that of its parent.

For Period ending September 2017 and September 2016 the accounts of PT Soma Daya and PT Soma Power were expressed in Indonesian Rupiah (IDR). For purposes of reporting consolidated statement of financial position of subsidiaries that use a currency other than the US$ currencies are translated into US$ using the exchange rate at the date of statement of financial position. Income and expenses are translated using the average exchange rate during the year. Exchange differences arising from translation are recognized in other comprehensive income in the consolidated statement of comprehensive income and accumulated in equity in translation adjustment on financial statements, except to the extent that the translation difference is allocated to non-controlling interest.

The conversion rates used at the end of the reporting period is the middle rates published by Bank Indonesia as follows:

	September 30, 2017	December 31, 2016	December 31, 2015
Year-end Rupiah	US $0.0741	US $0.0744	US $0.0725
Average Rupiah for the Year	US $0.0750	US $0.0751	US $0.0746

Reclassifications: Certain amounts in the prior years’ consolidated financial statements have been reclassified so as to conform to the current year presentation. These reclassifications did not impact our net income (loss), stockholders’ equity or cash flows.

Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition: Revenue is recognized when there is persuasive evidence of an arrangement with a fixed or determinable price, delivery has occurred or services have been rendered, and collectability is reasonably assured. Taxes collected from our customers are recorded on a net basis (excluded from Revenue).

Utility revenues are based on authorized rates approved by the state regulatory agencies and the FERC. Revenues related to the sale, transmission and distribution of energy, and delivery of service are generally recorded when service is rendered or energy is delivered to customers. To the extent that deliveries have occurred but a bill has not been issued, we accrue an estimate of the revenue since the latest billing. This estimate is calculated based upon several factors including billings through the last billing cycle in a month, and prices in effect in our jurisdictions. Each month the estimated unbilled revenue amounts are trued-up and recorded in Receivables- customers, net on the accompanying Balance Sheets.

The company recognizes revenues upon delivery of energy and energy-related products and services to its customers.

NOTE 2. Acquisitions and Divestitures Acquisitions:

Acquisitions:

Finn Power Energy Corporation will continue to make strategic acquisitions of certain businesses from time to time that are aligned with its strategic intent with respect to, among other factors, growth markets and adjacent product lines or technologies. Goodwill resulting from business combinations is largely attributable to the existing workforce of the acquired businesses and synergies expected to arise after Finn Power Energy Corporation’s acquisition of these businesses.

In the nine months ended September 2017, Finn Power Energy Corporation was developing the business acquired last year. More strategic acquisition is expected in the coming years when the revenue streams is completed for the recent purchase of two subsidiaries PT Soma Power Indonesia AND PT Soma Daya Utama.

Divestment:

Finn Power Energy Corporation may divest certain businesses from time to time based upon reviews of the Company’s portfolio considering, among other items, factors relative to the extent of strategic and technological alignment and optimization of capital deployment, in addition to considering if selling the businesses results in the greatest value creation for the Company and for shareholders and to date the company has not divest any assets.

NOTE 3. Goodwill and Intangible Assets

Goodwill from acquisitions was not significant during the first nine months of 2017, which is deductible for tax purposes. The amounts in the “Translation and other” column in the following table primarily relate to changes in foreign currency exchange rates. The goodwill balances by business segment as of December 31, 2016 and September 30, 2017, are as follows:

Accounting standards require that goodwill be tested for impairment annually and between annual tests in certain circumstances such as a change in reporting units or the testing of recoverability of a significant asset group within a reporting unit.

Acquired Intangible Assets

The company has acquired trade mark, patents and technology based intangibles which are being evaluated for valuation. These will be reflected in the next quarterly return.

Note 4. Supplemental Equity Information

FINN POWER ENERGY CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

Nine months ended September 30, 2017

	Total	Common Stock & Paid Up Capital	Retained Earnings	Other comprehensive income	Non Controlling Interest
Balance as at Dec 31, 2016	(426,224)	750	(406,055)	(3,010)	(17,909)
Net Income	(318,437)		(240,543)		(77,894)
Other Comp. Income/Loss, net of	—				—
Cum Translation Adj	2,548		—	2,548	—
Ttl Oth Comp Income/(loss), N	(315,889)	750	(646,598)	(462)	(95,803)
Issue of Share	1,250	1,250
Balance as at Sept. 30, 2017	(740,863)	2,000	(646,598)	(462)	(95,803)

Nine months ended September 30, 2016

	Total	Common Stock & Paid Up Capital	Retained Earnings	Other comprehensive income	Non Controlling Interest
Balance as at Dec 31, 2015	6,359	18,123	(7,286)	350	(4,486)
Net Income	(409,530)		(352,092)		(57,438)
Other Comp. Income/Loss, net of	(350)			(350)	0
Cum Translation Adj	54,306	(18,123)		(2,541)	74,970
Ttl Oth Comp Income/(loss),N	(355,574)	(18,123)	(352,092)	(2,891)	17,532
Issue of Share	750	750
Allocated to non controlling interest	—				0
Balance as at Sept. 30, 2016	(348,465)	750	(359,378)	(2,541)	13,046

NOTE 5. Long-Term Debt and Short-Term Borrowings

The company does not have any long term debt as at Sep 30, 2017 but there is a short term debt amounting to $1.9 million. The company incurred this short term debt due to share purchase of subsidiaries PT Soma Daya & PT Soma Power and the debt due to payables within a year.

NOTE 6. Pension and Postretirement Benefit Plans

The Company has embarked on a new employee benefit program, similar to others in the industry. The contribution to the program depends on market conditions, interest rates and other factors. Finn Power Energy Corporation annual measurement date for pension and postretirement assets and liabilities is December 31 of each year, which is also the date used for the related annual measurement assumptions.

NOTE 7. Commitments and Contingencies

The Company is not involved in any known intellectual property, and commercial claims and lawsuits, including those brought under the antitrust laws, and environmental proceedings.

NOTE 8. Business Segments

Currently the businesses of Finn Power Energy Corporation businesses are organized into three groups namely:

1.          Finn Power Energy Corporation Holding Corporation, located in USA, New York, Holding company

2.          PT Soma Power Indonesia, located in Indonesia, a revenue generating power plant

3.          PT Soma Daya Utama, located in Indonesia, a revenue generating power plant

Finn Power Energy Corporation is a holding company and the two units in Indonesia are power generating units, both still under construction.

Business Segment Information

Firm Power Energy Corporation Statement of Income & Loss:

Statement of Income	3 Months Ended		9 Months Ended
All in US$	30-Sep		30-Sep
	2017	2016	2017	2016
Revenue	0		0

Rent	233		623
Selling & Marketing	1,000	5,300	4,119	10,300
Consulting Expense	—	46,000	40,000	111,000
Courier expense	—	87	100	87
Operating Expense	1,233	51,387	44,842	121,387

Operating Profit/(Loss)	(1,233)	(51,387)	(44,842)	(121,387)

Equity in Net gain/(Loss) of Sub	(23,460)	32,089)	(77,211)	(70,091)
Bank Fees & Financing Charges	(41)	(207)	(118)	(377)
Gain/(Loss) from Foreign Ex	(13)	280	(3)	628
Total Other income/(Charges	(23,514)	(32,016)	(77,332)	(69,840)

Operating income/(loss) bef tax	(24,747)	(83,403)	(122,174)	(191,227)
Tax	—	—	—	—
Net income/(Loss)	(24.747)	183,403)	(122.174)	(191,227)

Finn Power Stand Alone Balance Sheet	9 Months Ended
All in US$	30-Sep
	2017	2016
Cash & Cash Equivalent	41,737	40,538
other Receivables	15,181	15,181
Total Current Assets	56,918	55,719

Investment in Subsidiaries	1,353,877	1,417,044
Total Non Current Assets	1,353,877	1,417,044
Total Assets	1,410,795	1,472,763

Other Payables	1,699,803	1,663,241
Total Current Liabilities	1,699,803	1,663,241

Long Term Liabilities	—	—
Total Non Current Liabilites	—	—

Paid Up Capital	2000	750
Retained Earnings	(291,008)	(191,227)
Total Equities	(289,008)	(189,227)
Total Liabilities & Equities	1,410,795	1,472,764

Finn Power Stand Alone cash Flow Statement	9 Months Ended
All in US$	30-Sep
	2017	2016
Net Income	(122,174)	(191,227)
Adjustment
Changes in working capital	—	(15,181)
Net Cash flow from operating activities	(122,174)	(206,408)

Investment in PT Soma Power Indonesia		(111,640)
investment in PT Soma Daya Utama	77,211	(1,305,404)
Net Cash flow from investment activities	77,211	(1,417,044)

Proceeds from sale of shares	1250	750
Proceeds from Related party payables	44,960	1,663,241
Net Cash provided by financing activities	44,960	1,663,991

Net Cash Increase or Decrease	1237	40,538
Opening Balance	40,500	—
Closing Balance	41,737	40,538

PT Soma Power Indonesia
Statement of Income & Loss:

Statement of Income	3 Months Ended		9 Months Ended
All in US$	30-Sep		30-Sep
	2017	2016	2017	2016
Revenue	0		0

Salary & Benefit	9,322	—	27,313	—
Registeration & License	24,407	73,721	107,828	101,237
Administrative	21,116	26,096	62,142	42,358
Operating Expense	54,845	199,817	197,283	143,595

Operating Profit/(Loss)	(54,845)	(99,817)	(197,283)	(143,595)

Equity in Net gain/(Loss) of Sub	—	—	—	—
Bank Fees & Financing Charges	—	—	—	—
Gain/(Loss) from Foreign Ex	—	—	—	—
Total Other Income/(Charges	—	—	—	—

Operating Income/(loss) bef tax	(54,845)	(99,817)	(197,283)	(143,595)
	—	—	—	—
Net income/(Loss)	(54,845)	(99,817)	(197,283)	(143,595)

PT Soma Power Indonesia

Balance Sheet for 9 months ended Sep 30, 2017

Balance Sheet	9 Months Ended
All in US$	30-Sep
	2017	2016

Cash & Cash Equivalent	256	72
other Receivables	3,357	174,104
Total Current Assets	3,613	174,176

Investment in Subsidiaries	—	—
Total Non Current Assets	—	—
Total Assets	3,613	174,176

Other Payables	243,013	141,560
Total Current Liabilities	243,013	141,560

Long Term Liabilities	107	—
Total Non Current Liabilities	107	—

Paid Up Capital	191,227	191,227
Retained Earnings	(430,734)	(158,610)
Total Equities	(239,507)	32,617
Total Liabilities & Equities	3,613	174,177

PT Soma Power Indonesia

Cash Flow Statement

Cash Flow Statement	9 Months Ended
All in US$	30-Sep
	2017	2016
Net income	(197,282)	(143,595)
Adjustment	2,361	(3,640)
Changes in working capital	(2,772)	(170,026)
Net Cash flow from operating activities	(197,693)	(317,261)

Investment in PT Soma Power Indonesia		—
Investment in PT Soma Daya Utama	—	—
Net Cash flow from investment activities	—	—

Proceeds from sale of shares		173,104
Proceeds from Related party payables	197,080	141,560
Net Cash provided by financing activities	197,080	314,664

Net Cash increase or Decrease	(613)	(2,597)
Opening Balance	869	2,670
Closing Balance	256	73

PT Soma Daya Utama

Statement of Income & Loss:

Statement of Income	3 Months Ended		9 Months Ended
All in US$	30-Sep		30-Sep
	2017	2016	2017	2016
Revenue	0		0

Salaries & Benefits	62,760	50,365	171,394	144,511
Licence & Permit	21,868	153,476	196,331	235,258
Consulting Expense	52,662	22,570	130,235	67,000
Administrative Expense	61,473	52,693	160,512	153,460
Operating Expense	198,763	279,104	658,472	600,229

Operating Profit/(Loss)	(198,763)	(279,104)	(658,472)	(600,229)

Bank Fees & Financing Charges	(274)	1,794	(794)	4,810
Depreciation	(14,232)	(14,409)	(42,648)	(41,773)
Total Other Income/(Charges	(14,506)	(12,615)	(43,442)	(36,963)

Operating Income/(loss) bef tax	(213,269)	(291,719)	(701,914)	(637,192)
Tax	—	—	—	—
Net Income/(Loss)	(213,269)	(291,719)	(701,914)	(637,192)

PT Soma Daya Utama

Balance Sheet for 9 months ended Sep 30, 2017

Balance Sheet	9 Months Ended
All in US$	30-Sep
	2017	2016

Cash & Cash Equivalent	11.36	1.499
other Receivables	24.01	358.299
Total Current Assets	35.380	359.790

Fixed Asset	9.020.88	9.378.254
Total Non Current Assets	9.020.88	9.378.254
Total Assets	9.056.26	9.738.054

Other Payables	741.10	$28.008
Total Current Liabilities	741.10	$28.008

Long Term Liabilities	9.243	—
Total Non Current Liabilities	9.243	—

Paid Up Capital	12.057.87	12.057.878
Retained Earnings	(3.751.96)	(2.347.83)
Total Equities	8.305.91	9.710.04
Total Liabilities & Equities	9.056.264	9.738.055

PT Soma Daya Utama
Cash Flow Statement

Cash Flow Statement	9 Months Ended
All In US$	30-Sep
	2017	2016
Net income	(701,914)	(637,192)
Adjustment	16,845	(8,295)
Changes in working capital	40,623	570,168
Net Cash flow from operating activities	(644,446)	(75,319)

purchase of Property		24,707
Dsiposal of Property	(8,470)	—
Net Cash flow from investment activities	(8,470)	24,707

Proceeds from sale of shares		—
Proceeds from Related party payables	656,679	19,651
Net Cash provided by financing activities	656,679	19,651

Net Cash increase or Decrease	3,763	(30,961)
Opening Balance	7,604	32,456
Closing Balance	11,367	1,495

Note : 9 Common Stock Issued & outstanding as at Sep 30, 2017:

During the past three years, the Company has issued 20,000,000 common shares pursuant to Section 4(a)(2) of the Securities Act of 1933 at par as follows:

Name of Certificate Holder	# of Shares
James Cassidy	250,000
James McKillop	250,000
Franky Yason	4,900,000
Sony Haribowo	100,000
Franky Yason	1,000,000
PT Soma Jaya Investama	1,000,000
Franky Yason	12,500,000

Total Issued & Paid	20,000,000

FINANCIAL STATEMENTS
December 31, 2016

FINN POWER ENERGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

For the years ended December 31, 2016 and 2015

	2016	2015
ASSETS
Current Assets	57,349	6,358
Cash	41,860	2,516
Related Parties Receivables	15,181	3,842
Advances	308	—
Non-Current Assets	1,260,908	—
Investment: Available for Sale Securities SDU	1,265,696	0
Goodwill from Acquisition of SPI	(4,788)	0
Total Assets	1,318,257	6,358
LIABILITIES
Current Liabilities	1,744,374	—
Tax Payable	11
Related Parties Payables	1,744,363
Non-Current Liabilities	107	—
Employee Benefit Obligations	107
Total Liabilities	1,744,481	—
EQUITY
Non-Controlling Interest	(17,909)	0
Preferred stock, $0.0001 par value 20,000,000 shares authorized; none issued and outstanding Common Stock, $0.0001 par value, 100,000,000 shares authorized; 500,000 shares issued and outstanding Dec 31, 2016	50	18,123
Additional Paid-in Capital Common Stock, $0.0001 par value, 7,000,000 shares issued and outstanding Dec 31, 2016	700	0
Currency Translation Adjustment	(3,010)	350
Retained Earnings	(406,055)	(12,114)
Total Equity	(426,224)	6,359
Total Liabilities & Equity	1,318,257	6,359

The accompanying notes are an integral part of these consolidated financial statements

FINN POWER ENERGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, 2016 and 2015

	2016	2015

Operating Revenue	—	—

Operating & Maintenance Expense	315,113	10,599
Depreciation & Amortisation	—	—
Administrative Expense	62,148	1,515
Total Operating Expense	377,261	12,114

Operating Income/ (Loss)	(377,261)	(12,114)

Equity in Net Income/(Loss)	(109,799)	—
Interest Expense, net of amounts capitalised	(666)	—
Other Income ( expense)	—	—
Income Taxes	—	—
Gain/( Loss) from Foreign Exchange	590	—
Net Income/(Loss) including non- controlling interest	(487,136)	(12,114)
Less: Net Income /(Loss) - attributable to non-controlling interest	(88,350)	—
Net Income/(Loss) - attributabe to Finn Power Energy Corporation	(398,786)	(12,114)
Weighted Avg. Finn Power Energy Corporation Common Shares outstanding -Basic	7,500,000	—
Earning per share -attriibutable to Finn Power Energy Corporation- Basic

The accompanying notes are an integral part of these consolidated financial statements

FINN POWER ENERGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

Common
Additional
(Dollars, except per share amount)	Total	Paid Up Capital	Retained Earnings	Other comprehensive income/(loss)	Non Controlling Interest
Net Income	(12,114)	—	(7,268)		(4,846)
Other Comprehensive Income(Loss), net of tax:
Cumulative Translation Adjustments	350	—	—	350
Total Other Comprehensive Income/(Loss), net of tax:	(11,764)
Issuance of Shares	18,123	18,123	—
	6,359	18,123	(7,268)	350	(4,846)

Net Income	(487,136)	—	(398,786)	—	(88,350)
Other Comprehensive Income(Loss), net of tax:	57,164	(18,123)		—	75,287
Cumulative Translation Adjustments	(3,360)		—	(3,360)
Total Other Comprehensive Income(Loss), net of tax:	(433,332)	(18,123)	(398,786)	(3,360)	(13,063)
Issuance of Shares	750	750
Business Combination Allocation to Non Controlling interest	—	—			—
Balance as at Dec 31, 2016	(426,223)	750	(406,054)	(3,010)	(17,909)

FINN POWER ENERGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	2016	2015
CASHFLOW FROM OPERATING ACTIVITIES
Net Income including Non-controlling interest	(409,530)	(12,114)
Adjustments to Reconcile Net Income including Non-controlling interest to Net Cash provided by Operating Activities:
Depreciation	$0 0	—
Changes in Assets and Liabilities
Related Party Receivables	(11,339)
Advance & Prepaid Expenses	250
Related Party Payables	1,706,406
Tax Payables	—
Net Cash Provided by Operating Activities	1,285,787	—
CASHFLOW FROM INVESTING ACTIVITIES
Investments in PT Soma Power Indonesia	(111,640)
Investments in PT Soma Daya Utama	(1,305,404)
Acquisition of fixed assets	—
Net Cash Provided by Investing Activities	(1,417,044)
CASHFLOW FROM FINANCING ACTIVITIES
Proceeds from issuance of stock	173,104	18,123
Increase/(Decrease) Currency Translation	(2,501)	(3,842)
Net Cash Provided by Financing Activities	170,603	14,281
Effect of exchange rate changes on cash and cash equivalents	—	350
Net Increase (Decrease) in cash and cash equivalents	39,346	2,516
Cash and cash equivalents at beginning of year	2,516	—
Cash and cash equivalents at end of period	41,862	2,516

The accompanying notes are an integral part of these consolidated financial statements

FINNPOWER ENERGY CORPORATION

Notes to Consolidated Financial Statements

NOTE 1. Significant Accounting Policies

Consolidation: FINN POWER is a newly established corporation that recently acquired two energy companies in Indonesia. Finn Power Energy Corporation owns 1500 shares which comprise 60% of PT. Soma Power Indonesia (SOMA POWER) and 16,500 shares which comprise 11% of PT Soma Daya Utama (SOMA DAY A), two private entities that design, own and operate 100 MW hydroelectric and 2X31 MW coal-fired power plants respectively. The Company’s existing portfolio as well as a series of accomplishments to date including a number of secured offtake contracts (comprising over 70% of the installed capacity) for the coal power plant serves as a testimony to the Company’s credentials and qualifications for embarking on the ambitious power plant projects.

The consolidated financial statement includes the accounts of Finn Power Energy Corporation, a Delaware corporation, and its subsidiaries. We proportionately consolidated the accounts in accordance with industry practice. All significant intercompany balances and transactions have been eliminated. Unless otherwise specified or the context otherwise requires all references in these notes to ’·Finn Power” “we’’ ’·us” ·‘our” or “the·’ the company are to Finn Power Energy Corporation and its subsidiaries.

Risks and Uncertainties: As an independent power production company, our revenue, profitability and future rate of growth arc substantially dependent on prevailing price tor oil. Historically the energy markets have been very volatile and there can be no assurance that commodity prices will not be subjects to wide fluctuations in the future. A substantial or extended decline in commodity prices could have a material adverse effects on our financial positions, results of operations, cash flow, access to capital and in the production of electricity that we can produce economically. Other risks and uncertainties that could affect us in the current commodity price environment include, but not limited to counterparty credit risk for our receivables, inability to access credit markets, regulatory risks and our ability to meet financial ratios and covenants in our financing arrangements.

Basis of presentation: Such condensed financial statements and accompanying notes are the representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying audited consolidated financial statements.

Foreign currency translation: Local currencies generally arc considered the functional currencies outside the United States. Assets and liabilities for operations in local-currency environments are translated at year-end exchange rates of the period reported. Income and expense items arc translated at year-end middle rate exchange rates of each applicable year. Cumulative translation adjustments arc recorded as a component of accumulated other comprehensive income (loss) in shareholders’ equity.

Although local currencies arc typically considered as the functional currencies outside the United States, under Accounting Standards Codification (ASC) 830, Foreign Currency Matters, the reporting currency of a foreign entity’s parent is assumed to be that entity’s functional currency when the economic environment of a foreign entity is highly inflationary-generally when its cumulative inflation is approximately 100 percent or more tor the three years that precede the beginning of a reporting period. FINN POWER has subsidiaries in Indonesia. Since January 2016, the financial statements of the Indonesian subsidiary have been remeasured as if its functional currency were that of its parent.

During the years ended December 31, 2016 the accounts of PT Soma Daya and PT Soma Power were expressed in Indonesian Rupiah (IDR). For purposes of reporting consolidated statement of financial position of subsidiaries that use a currency other than the US$ currencies are translated into US$ using the exchange rate at the date of statement of financial position. Income and expenses are translated using the average exchange rate during the year. Exchange differences arising from translation arc recognized in other comprehensive income in the consolidated statement of comprehensive income and accumulated in equity in translation adjustment on financial statements, except to the extent that the translation difference is allocated to non-controlling interest.

The conversion rates used at the end of the reporting period is the middle rates published by Bank Indonesia as follows:

	December 31, 2016 US$	December 31, 2015 US$
Year-end Rupiah	0.0744	0.0725
Average during the year Rupiah	0.0751	0.0746

Reclassifications: Certain amounts in the prior years’ consolidated financial statements have been reclassify Long term cd to conform to the current year presentation. These reclassifications did not impact our net income (loss), stockholders’ equity or cash flows.

Use of estimates: The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

NOTE 2. Supplemental Balance Sheet Information

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash and temporary investments with maturities of three months or less when acquired.

INVESTMENTS

Our short-term investment at December 31, 2016 was nil and Long-Term investment of $1.25 million consist of equity securities classified as available for sale and stated at fair value.

Accordingly, unrealized gains and losses and the related deterred income tax effects are excluded from earnings and reported in other comprehensive income within our consolidated statement of stakeholders’ equity. At December 31, 2016 the portion of accumulated other comprehensive income within our consolidated statement of stockholders· equity was nil.

Realized gains or losses are computed based on specific identification of securities sold. We regularly assess our investments for impairment and consider any impairment to be other than temporary if we intend to sell the security, it is more likely than not that we will be required to sell the security, or we do expect to recover our cost of the security.

GOODWILL

Goodwill: Goodwill is the excess of cost of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination. Goodwill is not amortized. Goodwill is tested for impairment annually in the fourth quarter of each year, and is tested for impairment between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. Impairment testing for goodwill is done at a reporting unit level with all goodwill assigned to a reporting unit. Reporting units arc one level below the business segment level, but can be combined when reporting units within the same segment have similar economic characteristics. An impairment loss generally would be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit. The estimated fair value of a reporting unit is determined using a discounted cash flow analysis. Amount of the impairment loss recorded is calculated by the excess of the asset’s carrying value over its fair value.

INTANGIBLE ASSETS:

Intangible assets with an indefinite life, namely certain tradenames, are not amortized. Indefinite-lived intangible assets arc tested for impairment annually, and are tested for impairment between annual tests if an event occurs or circumstances change that would indicate that the carrying amount may be impaired. An impairment loss generally would be recognized when the fair value is less than the carrying value of the indefinite-lived intangible asset.

OTHER ASSETS

Other assets include intercompany receivables from related parties which has currently become a major source of financing for the monthly min or operating expense of the subsidiaries.

INCOME TAXES

Under ASC 740. “Income Taxes.” deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities arc measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized. As of June 30, 2016 there were no deferred taxes due to the uncertainty of the realization of net operating loss or carry forward prior to expiration.

GOING CONCERN

The Company has not yet generated any revenue since inception to date and has sustained operating loss of $398,786 during the period from April 4, 2016 (Inception) to December 31, 2016. The Company’s continuation as a going concern is dependent on its’ subsidiaries ability to generate sufficient cash flows from operations to meet its obligations and/or obtaining additional financing from its members or other sources, as may be required. As of December 31, 2016 both subsidiaries PT Soma Daya and PT Soma Power are in the final process of completing all licensing and permit requirements, before construction stage begins. During this period of financial closing, both company are not generating revenue. PT Soma Daya start generating revenue in year 2019 and PT Soma Power expected to generate revenue in year 2023 respectively.

To maintain its current level of operations, the Company had received equity injection from shareholders of the company and this has helped as working capital to keep the operations ongoing until the end of the construction period for the two subsidiaries.

Aside from shareholders’ equity injection, the Company currently has committed to some third parties interest for the purchase of its equity. This activity helps the company in raising funds to speed up the financial closing stage of the two subsidiaries and in turn, enable the subsidiaries to start construction and generate revenue as expected

NON CURRENT ASSETS

As of December 31, 2016, the Company’s non- current assets was $1,261,397 and of this amount, the major sum comes from the investment in shares of Soma Daya at $1,265,696.

ACCRUED LIABILITIES

As of December 31, 2016, the Company had an accrued liabilities of $1,744,482. The major liabilities comes from the company’s purchase of Soma Daya shares from PT Soma Jaya Investama. The company purchase PT Soma Day a shares from PT Soma Jaya Investama for $1,379,589. The purchase price was for 11% of Soma Daya’s Fair Value of $12,541,718 as at on September 2016. During the year 2016, PT Soma Daya did not issue new shares, therefore the company purchased shares of Soma Daya from PT Soma Jaya Investama, who is also one of the shareholders of Soma Daya.

STOCKHOLDERS’ EQUITY

On April 4, 2016, the Company issued 20,000,000 founders common stock to two directors and officers. The Company is authorized to issue 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of June 30, 2016, the two directors and officers redeemed 19,500,000 shares, leaving the remaining shares to be 500,000 shares. On June 28, 2016, the company issued 5 million shares to new director and officer. On September 16, 2016, the company issued l million shares to PT Soma Jaya lnvestama and 1 million shares to Franky Yason. This resulting in total outstanding shares of 7,500,000 as of December 31, 2016

As of December 31, 2016, the Company had retained earnings/(loss) of -406,055 which comprise of retained earnings/ (loss) from subsidiary Soma Power amounting to -$232,988, retained earnings/(loss) from the Company amounting to -$266,262, and retained earnings/( loss) from non-controlling interest of Soma Power amounting to -$93,195. Since the Company and subsidiaries had not generated any income therefore the net loss carry forward to 2016 are still at operating loss.

SUBSEQUENT EVENT

Management has evaluated subsequent events through August 10, 2016, the date which the financial statements were available to be issued. All subsequent events requiring recognition as of December 31, 2016 have been incorporated into these financial statements and there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

EARNINGS PER SIIARE

Basic loss per common share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the loss of the entity. As of June 30, 2016, there are no outstanding dilutive securities.

	2016	2015
Net Income attributable to Finn Power	$(398,786)	0
Denominator for weighted average Finn Power common shares outstanding - basic	7,500,000	0
Dilution associated with the Company’s stock based compensation plans	0	0
Denominator for weighted average Finn Power common shares outstanding - diluted	7,500,000	0
Earnings per share attributable to Finn Power common shareholders - basic	$(0.05)	0
Earnings per share attributable to Finn Power common shareholders - diluted	$(0.05)	0

NOTE 3. Unregistered Sales of Equity Securities and Use of Proceeds

During the past three years, the Company has issued 20,000,000 common shares pursuant to Section 4(a)(2) of the Securities Act of 1933 at par as follows:

Date	Name	Number of Shares
April 4, 2016	James Cassidy	10,000,000 common stock shares (of which 9,750,000 shares were redeemed on June 27, 2016) were issued as founders’ shares
April 4, 2016	James McKillop	10,000,000 common stock shares (of which 9,750,000 shares were redeemed on June 27, 2016) were issued as founders’ shares
June 28, 2016	Franky Yason	4,900,000 common stock shares were issued in connection with a change in control of the Company
June 28, 2016	Sony Haribowo	100,000 common stock shares were issued in connection with a change in control of the Company
Sept 16, 2016	Franky Yason	1,000,000 common stock shares were issued in connection with the acquisition of equity stakes in PT Soma Power.
Sept 16, 2016	PT Soma Jaya lnvestama	1,000,000 common stock shares were issued in connection with the acquisition of equity stakes in PT Soma Daya.

NOTE 4: Fair Value Measurements

The Company follows guidance for accounting for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the unaudited condensed financial statements on a recurring basis. Additionally, the Company adopted guidance for fair value measurement related to nonfinancial items that arc recognized and disclosed at fair value in the unaudited condensed financial statements on a nonrecurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 inputs are inputs other than quoted prices included within Level I that are observable for the asset or liability, either directly or indirectly.

Level 3 inputs are unobservable inputs for the asset or liability.

The carrying amounts of financial assets such as cash approximate their fair values because of the short maturity of these instruments.

RECENT ACCOUNTING PRONOUNCEMENTS

On November 20, 2015, FASB issued ASU-20 15-17-Income Taxes. The Board is issuing this Update as part of its initiative to reduce complexity in accounting standards (the Simplification Initiative). The objective of the Simplification Initiative is to identify, evaluate, and improve areas of generally accepted accounting principles (GAAP) for which cost and complexity can be reduced while maintaining or improving the usefulness of the information provided to users of financial statements. Current GAAP requires an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. To simplify the presentation of deferred income taxes, the amendments in this Update require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The amendments in this Update apply to all entities that present a classified statement of financial position. The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendments in this Update. For public business entities, the amendments in this Update are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. The Company is still in the process of evaluating future impact of adopting this standard.

On June 12, 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2015-10-Technical Corrections and Improvements. The amendments in this Update cover a wide range of Topics in the Codification. The amendments in this Update represent changes to make minor corrections or minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. This Accounting Standards Update is the final version of Proposed Accounting Standards Update 2014-240-Technical Corrections and Improvements, which has been deleted. Transition guidance varies based on the amendments in this Update. The amendments in this Update that require transition guidance are effective for all entities for fiscal years, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. All other amendments will be effective upon the issuance of this Update. Management is in the process of assessing the impact of this ASU on the Company’s financial statements. On April 30, 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2015-06 Earnings Per Share (Topic 260): Effects on Historical Earnings per Units of Master Limited Partnership Dropdown Transactions. Under Topic 260, Earnings Per Share, master limited partnerships (MLPs) apply the two-class method to calculate earnings per unit (EPU) because the general partner, limited partners, and incentive distribution rights holders each participate differently in the distribution of available cash. When a general partner transfers (or “drops down”) net assets to a master limited partnership and that transaction is accounted for as a transaction between entities under common control, the statements of operations of the master limited partnership are adjusted retrospectively to reflect the dropdown transaction as if it occurred on the earliest date during which the entities were under common control. The amendments in this Update specify that for purposes of calculating historical EPU under the two-class method, the earnings (losses) of a transferred business before the date of a dropdown transaction should be allocated entirely to the general partner interest, and previously reported EPU of the limited partners would not change as a result of a dropdown transaction. Qualitative disclosures about how the rights to the earnings (losses) differ before and after the dropdown transaction occurs also are required. This Accounting Standards Update is the final version of Proposed Accounting Standards Update EITF-14A Earnings Per Share Effects on Historical Earnings per Unit of Master Limited Partnership Dropdown Transactions (Topic 260), which has been deleted. Effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Earlier application is permitted. The amendments in this Update should be applied retrospectively for all financial statements presented. Management is in the process of assessing the impact of this ASU on the Company’s financial statements.

In January 2015, the Financial Accounting Standards Board (’‘FASB”) issued Accounting Standards Update (ASU) No. 2015-01 Income Statement Extraordinary and Unusual Items (Subtopic 225-20):

Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items. The objective of this Update is to simplify the income statement presentation requirements in Subtopic 225-20 by eliminating the concept of extraordinary items.

Extraordinary items are events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence. Eliminating the extraordinary classification simplifies income statement presentation by altogether removing the concept of extraordinary items from consideration. This Accounting Standards Update is the final version of Proposed Accounting Standards Update 2014-220 Income Statement Extraordinary Items (Subtopic 225-20), which has been deleted. Effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The effective date is the same for both public business entities and all other entities. Management is in the process of assessing the impact of this ASU on the Company’s financial statements.

NOTE 5. Pension and Postretirement Benefit Plans

FINN POWER currently has company-sponsored retirement plans covering substantially employees outside the United States. In total only 1 pension plan for 1 employee is currently in place in Indonesia that had started since January 2016. Pension benefits associated with this plan generally are based on the participant’s years of service, compensation, and age at retirement or termination and the Company currently has yet to sponsor employee any savings plans under Section 401 (k) of the Internal Revenue Code.

International Pension Plans Assets

Outside the U.S., pension plan assets are typically managed by third party actuarial insurance firm. The fair values of the assets held by the international pension plans by asset class are as follows:

Asset Class	Fair Value
Fixed Income
Domestic Government 15 year bond	$1,709

This fair value is calculated using discount rate of 8.24% obtained from Indonesian 15 years-Govemment Bond rate. Future benefit obligation is based on the salary of the employee tor the next fifteen years with salary increment of 3.5% annually.

PART III—EXHIBITS

Index to Exhibits

Exhibit No.	Description

3.1	Certificate of Incorporation (filed as exhibit to the Form 10-12G filed May 2, 2016)
3.2	By-laws (filed as exhibit to the Form 10-12G filed May 2, 2016)
3.3	Sample stock certificate (filed as exhibit to the Form 10-12G filed May 2, 2016)
5.1*	Opinion of Counsel on legality of securities being registered
10.1**	Stock Purchase Agreement by and between the Company and Franky Yason dated September 9, 2016
10.2**	Stock Purchase Agreement by and between the Company and PT. Soma Jaya Investama dated September 9, 2016
21.1**	List of Subsidiaries
23.4*	Consent of Attorney (as part of Exhibit 5.1)

*To be filed.

** Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 25, 2018.

(Exact name of issuer as specified in its charter):	Finn Power Energy Corporation

By (Signature and Title):	/s/ Franky Yason
Chief Executive Officer (Principal Executive Officer).

(Exact name of issuer as specified in its charter):	Finn Power Energy Corporation

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

(Signature):	/s/ Franky Yason
(Title):	Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer).

(Date):	January 25, 2018

+SIGNATURES OF DIRECTORS
DIRECTORS:

/s/ Franky Yason	January 25, 2018
Franky Yason	Date

/s/ Sony Haribowo	January 25, 2018
Sony Haribowo	Date